EXHIBIT 99(b)(1)

Dempsey Boyd
13217 Oleander Drive
Panama City Beach, Florida 32407

August 4, 2004

Gail Cooper
President & CEO
Boyd Bros. Transportation Inc.
3275 Highway 30
Clayton, AL 36016

     Re: Commitment to Lend up to $9,200,000.00

Dear Gail:

     Acting in my personal capacity, I, Dempsey Boyd (hereinafter referred to as “Lender”) am pleased to offer a loan (the “Loan”) to Boyd Bros. Transportation Inc. (the “Borrower”) in connection with the proposed redemption of the publicly held capital stock of the Borrower (the “Redemption”) upon the following basic terms and conditions:

LENDER:	Dempsey Boyd

BORROWER:	Boyd Bros. Transportation Inc., a Delaware corporation

PRINCIPAL AMOUNT:	Up to $9,200,000.00

TERM:	36 months from closing

INTEREST RATE:	5.5% per annum, fixed

REPAYMENT:	Monthly payments of principal and interest sufficient to fully amortize the loan over a period of 36 months

COMMITMENT FEE:	None

USE OF PROCEEDS:	To fund the Redemption, including related costs and expenses.

PREPAYMENT PREMIUM:	None

Gail Cooper
President & CEO
Boyd Bros. Transportation Inc.
August 4, 2004

COLLATERAL:	The Borrower will grant a lien on any real or personal property assets of the Borrower which are unencumbered and not subject to restrictive covenants that would prohibit such liens.

FINANCIAL COVENANTS:	None

GUARANTEES:	None

INTERCREDITOR ARRANGEMENTS:	Lender will agree to subordinate the repayment of Lender’s loan to the loans of other creditors of Borrower who require subordination and whose consent is required to proceed forward with the Redemption and the Loan. In all events, Lender shall be entitled to receive payments from the Borrower so long as no event of default has occurred under the terms of Borrower’s credit facility with any other creditor of Borrower who requires subordination.

OTHER PROVISIONS:	The loan documents will contain such representations and warranties, covenants, indemnities and events of default, remedies and terms and provisions as are typically included in a subordinated financing transaction similar to the terms described herein and as are acceptable to Lender. This commitment is further subject to the following: (i) receipt by Borrower of all necessary or appropriate third party and governmental waivers and consents, (ii) there shall have been no material adverse change in the business or financial condition of Borrower, or the industry in which the Borrower operates, between the date hereof and the date of closing, (iii) no litigation shall have been commenced which, if successful, would have a material adverse impact on the Borrower or its business or which would challenge the Redemption, (iv) stockholders holding a majority of the issued and outstanding common stock of Borrower shall have approved and adopted the Agreement and Plan of Merger by and between Borrower and BBT Acquisition Corporation (BBT”) providing for the merger of BBT with and into Borrower (the “Merger Agreement”) at a special meeting of stockholders to

Gail Cooper
President & CEO
Boyd Bros. Transportation Inc.
August 4, 2004

take place not later than September 15, 2004, and (v) all of the closing conditions contained in Article 7 of the Merger Agreement shall have been satisfied or waived by the parties to the Merger Agreement.

CLOSING DATE:	The closing of the loan contemplated in this letter, including the funding of the Loan, must take place no later than September 15, 2004, unless extended by the undersigned in writing.

     Lender’s commitment hereunder is subject to the execution and delivery of final legal documentation acceptable to Lender and its counsel.

     If the terms and conditions of this commitment meet with your approval, please indicate your acceptance by signing a copy of this letter provided to you for that purpose and returning the signed copy to me, which must be received by me not later than August 6, 2004. In the absence of such receipt, my commitment to provide the Loan will expire at the close of business on such date. This commitment is not assignable or transferable.

Very truly yours,
/s/ Dempsey Boyd
Dempsey Boyd, Individually

ACKNOWLEDGED AND AGREED:

BOYD BROS. TRANSPORTATION INC.

By: /s/ Gail B. Cooper

Gail B. Cooper, its President